Exhibit 10.21

EXECUTION VERSION

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of October 12, 2017 by and between ThoughtWorks Technologies (India) Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at ACR Mansion G + 3floors, 147/F, 8th Main, 3rd Block Koramangala, Bangalore-560034, India (hereinafter referred to as the “Company”), and Sudhir Tiwari (“Executive”).
WHEREAS, the Company has employed Executive and desires to continue to employ Executive on the terms and conditions as set forth herein;
WHEREAS, the Executive desires to continue to be employed by the Company on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Agreement. This Agreement shall be contingent upon and shall become effective only upon the occurrence of the Effective Date. For purposes of this Agreement, the “Effective Date” is the date on which the acquisition of the Company is consummated pursuant to that Agreement and Plan of Merger, by and among Turing Acquisition LLC, Turing Merger Sub Inc., Thoughtworks, Inc. (“Parent”) and Shareholder Representative Services LLC, dated as of August 18, 2017, as it may be amended from time to time. In the event the Effective Date does not occur, this Agreement shall be void and have no effect with respect to either party hereto. Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall continue until the third anniversary thereof; provided, that on such third anniversary of the Effective Date and each annual anniversary thereafter (in each case, a “Renewal Date”), the Agreement shall be extended automatically, subject to applicable laws, for an additional one year unless either party provides written notice at least 30 days’ prior to the applicable Renewal Date of its intention not to extend the term of the Agreement. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.” The Company, the Parent, and its respective subsidiaries and affiliates, collectively, shall be referred to as the “Company Group.”
2.Duties.
(i)During the Employment Term, Executive shall have the authorities, titles, and duties as may be assigned by the Company from time to time. On the Effective Date, Executive’s title will be Managing Director - India. Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere in any material respect with Executive’s duties under this Agreement.
(ii)The working hours, leaves and holidays of the Executive will be as per the internal policies of the Company in this regard, and in accordance with applicable laws, as may be amended from time to time.

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3.Base Salary. During the Employment Term, the Company shall pay Executive a base salary (as in effect from time to time, the “Base Salary”) in accordance with the regular payroll practices of the Company and subject to applicable tax and other withholdings. The Base Salary as of the Effective Date shall be at an annual rate of 18,000,000 INR.
4.Variable Compensation. During the Employment Term, Executive may be eligible to receive an annual cash bonus based on performance objectives and conditions established by the Company from time to time. Executive acknowledges and agrees that, in connection with the establishment of such bonus plan, (i) the Company, after consultation with the Parent’s Chief Executive Officer, may reduce Executive’s Base Salary below the rate then in effect, provided the sum of the Base Salary, as reduced, plus the annual bonus payable at the “target” level of performance is substantially comparable to the rate of Base Salary prior to such reduction, and (ii) neither any such reduction of Base Salary nor any failure by Executive to achieve the “target” level of performance necessary to receive the “target” bonus under such bonus plan will constitute “Good Reason” pursuant to this Agreement.
5.Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans that the Company maintains or contributes to for the benefit of its employees generally (the “Benefit Plans”), subject to satisfying the applicable eligibility requirements and except to the extent such plans are duplicative of the benefits otherwise provided pursuant to this Agreement. The Company reserves the right to modify or terminate its Benefit Plans at any time. The Company shall reimburse Executive, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for all business expenses incurred by Executive in accordance with Company policy.
6.Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company Group (such date of termination, the “Termination Date”).
(a)Accrued Amounts. Upon termination of Executive’s employment for any reason, Executive shall be entitled to prior written notice of 30 days’ termination and to receive from the Company (i) any earned but unpaid Base Salary through the Termination Date, and any portion of the annual incentive bonus earned and payable in accordance with the bonus plan then in effect under Section 4 above; (ii) reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date, and (iii) vested and accrued Employee Benefits, if any, as to which Executive may be entitled under the terms of the Company’s Benefit Plans and applicable laws (including but not limited to leave encashment for accrued but unavailed leave and gratuity) (such amounts, collectively, the “Accrued Amounts”).
(b)Qualifying Termination Under Company Group Severance Plan. If, upon termination of Executive’s employment for any reason, Executive qualifies for severance benefits under the terms and conditions of the Thoughtworks, Inc. Severance Pay Plan for Employees and its Annex - Severance Benefits and Change in Control Benefits for Executives (collectively, the “Severance Plan”), then the Company shall have no obligation to provide any further compensation or benefits under this Agreement other than the Accrued Amounts. The payments

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and benefits provided under the Severance Plan shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the other plans, policies or programs of the Company or under the or any similar state statute or regulation.
(c)Qualifying Termination Outside of Company Group Severance Plan. If, during the Employment Term, (i) the Company terminates Executive’s employment without Cause (other than by reason of Executive’s death or Disability), or Executive resigns for Good Reason, and (ii) Executive does not qualify for severance benefits under the Severance Plan, then Executive shall be entitled to receive:
(i)the Accrued Amounts; and
(ii)subject to Executive’s execution of a general release of claims in favor of the Company Group as provided in Section 6(e) and Executive’s continued compliance with the provisions of Section 7 and Section 8 hereof, continued payment of the Base Salary at the rate in effect on the Effective Date or, if higher, the Base Salary at the rate in effect on the Termination Date, for 12 months following the Termination Date (the “Severance Period”), payable in regular installments in accordance with the Company’s regular payroll practices and subject to applicable tax and other withholdings. The payments and benefits provided under this Section 6(c) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the other plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. For avoidance of doubt, if Executive terminates employment as a result of the Company’s election not to renew the Agreement pursuant Section 1 hereof, such termination shall be considered a termination without Cause.
(d)Other Terminations of Employment. Following Executive’s termination of employment for any reason not described in Sections 6(b) and 6(c) above, the Company shall have no obligation to provide any further compensation or benefits under this Agreement other than the Accrued Amounts.
(e)Release. Any and all amounts payable and benefits or additional rights provided pursuant to Section 6(c) of this Agreement shall only be payable if Executive delivers to the Company a general release of claims in favor of the Company Group in substantially the form attached on Exhibit A hereto. Such release must be executed and delivered within sixty (60) days following the Termination Date.
(f)Interaction with Severance Plan. If Executive is to receive severance pay under Section 6(b) above in accordance with the Company Group’s Severance Plan and the related Annex governing benefits for Executives (collectively, the “Executive Severance Plan”), then, notwithstanding any provisions of the Executive Severance Plan to the contrary:
(i)For purposes of calculating Executive’s benefits under the Executive Severance Plan, “Base Compensation” under that Plan shall be the Executive’s rate of Base Salary in effect on the Effective Date of this Agreement or, if greater, on the Termination Date;

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(ii)The release attached hereto as Exhibit A shall serve as the operative release as required under the Executive Severance Plan and shall supersede any form of release contained in such Executive Severance Plan; and
(iii)The definition of “Good Reason” in this Agreement shall control over any different definition in the Executive Severance Plan for purposes of applying that Plan to Executive.
(g)Definitions.    For the purposes of this Agreement, the following terms are defined as follows:
(i)“Cause” shall mean (A) Executive’s material and repeated failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (B) Executive’s material and repeated failure to comply with any valid and legal directive of the board of directors of the Company or the person to whom Executive reports; (C) Executive’s engagement in dishonesty, illegal conduct or gross misconduct, or acts of gross negligence, which in each case would reasonably be expected to be materially injurious to the Company Group; (D) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company; (E) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (F) Executive’s violation of a material policy of the Company, which in each case would reasonably be expected to be materially injurious to the Company Group; or (G) Executive’s violation of the restrictive covenants set forth in Section 7 or Section 8 of this Agreement or any other applicable restrictive covenants between Executive and the Company Group, or this Agreement. With respect to any acts otherwise constituting Cause under subparagraph (A), (B) or (F) of this definition, Executive shall have thirty (30) days from the delivery of written notice by the Company within which to cure such acts.
(ii)“Disability” shall mean Executive’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents Executive from performing his essential job functions for a period of an aggregate of one hundred eighty (180) calendar days out of any consecutive twelve (12) month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
(iii)“Good Reason” shall mean, during the period following the Effective Date and prior to a Change in Control (as defined in the Severance Plan), either (A) a change to Executive’s principal work location without Executive’s written consent to a location more than 50 miles from Executive’s principal work location prior to the change; or (B) a material reduction in the Executive’s target cash compensation (including both base salary and incentive compensation), provided that neither changes in the allocation between base salary and incentive compensation as contemplated by Section 4 nor any failure to achieve “target” bonus levels shall be deemed a material reduction or otherwise constitute Good Reason for any reason in connection

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with this Agreement. A reduction in Executive’s target cash compensation shall be “material” for purposes of this Agreement if the sum of Base Salary plus target incentive compensation is less than 80% of Executive’s target cash compensation for the immediately prior calendar year. Any such reduction shall constitute Good Reason effective on the date Executive is notified that his target cash compensation has been reduced below such 80% level. Notwithstanding the foregoing, Executive cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company explaining in sufficient detail the existence and grounds constituting Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If Executive does not terminate his or her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
(h)Other Positions. Upon termination of Executive’s employment for any reason, Executive shall promptly resign from any other position as an officer, director or fiduciary of any direct or indirect subsidiary of the Company Group.
7.Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees to the following:
(a)Noncompetition. Executive acknowledges that (i) Executive performs services of an important nature for the Company, and that Executive’s performance of such services to a competing business may result in irreparable harm to the Company Group, (ii) Executive is a member of the executive and management personnel of the Company Group, (iii) Executive has had and will continue to have access to Confidential Information (as defined below) and trade secrets which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, (iv) in the course of Executive’s employment by a competitor, Executive could use or disclose such Confidential Information and trade secrets, (v) members of the Company Group have substantial relationships with their customers and Executive has had and will continue to have access to these customers, and (vi) Executive has generated and will continue to generate goodwill for the Company Group in the course of Executive’s employment. Accordingly, during the Employment Term and for 12 months following the Termination Date, or during such longer period (not to exceed 18 months) that Executive is receiving severance benefits under the Severance Plan or Section 6(c) above, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, in whatever form, engaged in a Competing Business in any locale of any country in which the Company Group conducts business. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than four and ninety nine one hundredths percent (4.99%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, the term “Competing Business” shall mean (x) any business that (A) is engaged primarily in the design and/or delivery of customized software solutions to third party customers and/or (B) is engaged primarily in the provision of information technology consulting services to third party customers (that is in each case competitive with the Company Group), and/or (y) for the avoidance of doubt,

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any of the following (including any affiliates thereof, any successor entities thereto and any businesses or divisions divested therefrom): Accenture PLC*, Aricent Inc., Boston Consulting Group*, Deloitte & Touche LLP*, Ciklum ApS, CapGemini SE, CGI Group Inc., Cognizant Technology Solutions Corporation, DXC Technology Company, Elephant Ventures, LLC, EPAM Systems, Inc., Equal Experts Inc., Globant LLC, HCL Technologies Limited, Hexaware Technologies Limited, International Business Machines Corp., Infosys Limited, iSoftStone Holdings Limited, KPMG US LLP*, McKinsey & Company*, Mindtree Limited, NearForm Ltd, Ness Technologies Inc., Persistent Systems Ltd., Perficient, Inc., PricewaterhouseCoopers LLP*, Sapient Corporation, SoftServe, Inc., Symphony Teleca Corporation, Tech Mahindra Limited, RazorFish, LLC, Three Pillar Global, Inc., VanceInfo Technologies Inc., Wipro Limited, Xebia Nederland B.V.1 For the avoidance of doubt, Competing Business shall not include software product companies that offer customized solutions for such products and are not competitive with the Company or its Subsidiaries with respect to provision of information technology services to third party customers. As used herein, “competitive with the Company or its Subsidiaries” means the provision of the same or similar solutions or services of the Company or its Subsidiaries.
(b)Nonsolicitation; Noninterference.
(i)During the Employment Term and for 18 months following the Termination Date, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties with the Company, directly or indirectly, individually or on behalf of any other person, (A) solicit, aid or induce any customer of the Company Group to purchase goods or services then sold by the Company Group from another person or assist or aid any other persons or entity in identifying or soliciting any such customer, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of their respective vendors, customers, joint venturers, licensees or licensors.
(ii)During the Employment Term and for 18 months following the Termination Date, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties with the Company Group, directly or indirectly, individually or on behalf of any other person, solicit, aid or induce any employee, consultant, representative or agent of the Company Group (or any employee, consultant, representative or agent who has left the employment or retention of the Company Group for less than nine months) (a “Covered Person”) to leave such employment or retention or to accept employment with or render services to or with any other person unaffiliated with the Company Group or hire or retain any such employee, consultant, representative or agent or any Covered Person, or take any action to materially assist or aid any other person in identifying, hiring or soliciting any such employee, consultant, representative or agent or any Covered Person.
(c)Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as

1 Entities identified with an asterisk (*) are limited to the divisions of such business that are competitive with the Company or its subsidiaries.

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to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(d)Survival. The provisions of this Section 7 shall survive the termination of this Agreement and Executive’s employment for any reason.
8.Other Restrictive Covenants and Related Provisions.
(a)Confidentiality. During the course of Executive’s employment with the Company, Executive has had and will continue to have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any Confidential Information, or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case which shall have been obtained by Executive during Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose such information by applicable law, regulation or legal process (provided that Executive provides the Company Group with prior notice of the contemplated disclosure and cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information).
(b)Return of Company Property. On or prior to the Termination Date, Executive shall return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group).
(c)Intellectual Property.
(i)If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), other than to the

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extent that (A) no equipment, supplies, facility, trade secrets, Confidential Information, research or other information of the Company Group was used during its creation, (B) such item was developed entirely on the Executive’s own time, and (C) such item did not result directly from any work performed by Executive for the Company Group (“Works”), either alone or with third parties, prior to Executive’s employment by the Company Group, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company Group a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business. For the avoidance of doubt, the subject of waivers granted under the Company Group’s “Policy on Outside Activities” dated February 2012, as may be amended from time to time, prior to or after the Effective Date shall not be considered “Works” hereunder.
(ii)The Executive agrees that all services provided under this Agreement shall constitute ‘work for hire’ at the instance of the Company Group in accordance with (Indian) Copyrights Act, 1957, as amended from time to time. Therefore, if Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company Group and within the scope of such employment and/or with the use of any Company Group resources (“Company Works”), Executive shall promptly and fully disclose such works to the Company Group and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company Group to the extent ownership of any such rights does not vest originally in the Company Group.
(iii)Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company Group at all times.
(iv)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company Group’s expense (but without further remuneration) to assist the Company Group in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Company Works. If the Company Group is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company Group and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(v)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the

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foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
(d)Non-Disparagement. Neither the Company nor Executive shall make any oral or written statement about the other party which is intended or reasonably likely to disparage the other party, or otherwise degrade the other party’s reputation in the general business community. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The provisions of this Section 8(d) shall survive the termination of Executive’s employment for any reason.
(e)Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, and the relevant regulators in India, including in the Registrar of Companies, Ministry of Corporate Affairs, Serious Fraud Investigation Office and Reserve Bank of India, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be not required to notify the Company that such reports or disclosures have been made.
(f)Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, Executive and the Company Group have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive and the Company Group also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(g)Protected Activity. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any central, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, and the relevant regulators in India, including Registrar of

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Companies, Ministry of Corporate Affairs, Serious Fraud Investigation Office and Reserve Bank of India (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. Executive further understands that Protected Activity does not include the disclosure of any Company Group attorney-client privileged communications, and that any such disclosure without the Company Group’s written consent shall constitute a material breach of this Agreement.
9.Specific Performance; Tolling. Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event of any violation of the provisions of Section 7 or Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in Section 7 or Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Sections 7 and 8 hereof, Executive will provide a copy of this Agreement (including, without limitation, Section 7) to such entity. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Section 7 and Section 8 hereof, and that Executive will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Section 7 and Section 8 hereof if the Company Group prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of Section 7 and Section 8 hereof; provided, that in the event that Executive prevails on any material issue involved in such dispute, the Company will reimburse Executive for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Section 7 and Section 8 hereof.
10.Data Protection:
(i)The Executive agrees that by signing this Agreement, the Executive gives his consent to the Company Group, holding and processing, both electronically and manually, all information relating to, including sensitive personal data and information as defined under the Information Technology Act, 2000 and the rules made thereunder (“IT Act”), including the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011 (“SPDI”), including passwords, bank account or credit card details, physical, medical records and history and biometric information, in accordance with, as

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applicable. Such SPDI is for the purposes of the Company Group’s administration and management of its associates and its business and for compliance with applicable procedures, laws and regulations.
(ii)The Executive consents to the transfer, disclosure and sharing of SPDI by the Company Group, and/or any third party for the purpose of compliance, risk management, operational purposes, administration and management of the business of the Company Group. The Executive agrees that the SPDI may be shared, without his prior consent, with government agencies mandated under the law to obtain information for the purpose of verification of identity, or for prevention, detection, investigation including cyber incidents, prosecution, and punishment of offences. The Company Group may also, disclose the Executive’s SPDI to any third party pursuant to an order under the law in force, for instance, when responding to summons or similar legal process, to protect against fraud and to otherwise co-operate with law enforcement or regulatory authorities.
(iii)Subject to applicable laws, the Company Group may, at its sole discretion, transfer SPDI to any other body corporate (as defined under the IT Act) or a person in India, or located in any other country, that ensures at least the same level of data protection that is adhered to by the Company Group as provided herein.
(iv)Any change in personal information should be informed to the Company at the address provided in Section 11(g) within seven (7) working days.
11.Miscellaneous.
(a)Governing Law. This Agreement, and any disputes arising herefrom or related hereto, shall be governed by, construed and interpreted in all respects, in accordance with the substantive and procedural laws of India, without regard to conflicts of laws principles thereof.
(b)Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior and contemporaneous understandings, agreements, term sheets, representations and warranties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

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(e)Dispute Resolution. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of Bengaluru, India and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company Group, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of Bengaluru, India and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same,
(c) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 11(g) hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of India.
(f)Assignment; Successors; Binding Agreement. Except as otherwise provided herein, this Agreement shall bind Executive, the Company and its respective successors and permitted assigns and inure to the benefit of and be enforceable by Executive, the Company and each of their respective successors and permitted assigns. The Company shall have the right to assign, transfer or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of the Company’s business activities, operations or assets. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive without the Company’s prior written consent. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.
(g)Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to Executive:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

ThoughtWorks Technologies (India) Private Limited ACR Mansion G + 3floors
147/F, 8th Main, 3rd Block Koramangala
Bangalore-560034 India

(h)Executive Representation. Executive hereby represents to the Company that (i) Executive has been provided with sufficient opportunity to review this Agreement and has been advised by the Company to conduct such review with an attorney of his choice; (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound (iii) holds a valid directors’ identification number; and (iv) is not disqualified from being appointed as a director/ managing director under applicable laws, including but not limited to Companies Act.
(i)Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement or Executive’s employment.
(j)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such central, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(k)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THOUGHTWORKS TECHNOLOGIES (INDIA) PRIVATE LIMITED

By: /s/ Sudhir Tiwari
Name:
Title:

[Signature Page to ThoughtWorks Technologies (India) Private Limited Employment Agreement]

WITNESS 2

/s/ Suresh Babu Kalarikkal

Name: Suresh Babu Kalarikkal                    /s/ Sudhir Tiwari
Title: Head - Legal                            SUDHIR TIWARI
Date: 10/10/2017

[Signature Page to ThoughtWorks Technologies (India) Private Limited Employment Agreement]

EXHIBIT A
Release
For and in consideration of the payments and other benefits due to Sudhir Tiwari (“Executive”) under Section 6 of the Employment Agreement between Executive and ThoughtWorks Technologies (India) Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at ACR Mansion G + 3floors, 147/F, 8th Main, 3rd Block Koramangala, Bangalore-560034, India, dated as of October 12, 2017 (as may be amended, the “Employment Agreement”), and for other good and valuable consideration:
1.Executive hereby knowingly and voluntarily agrees (for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, insurers, personal representatives, successors and assigns) to forever release and discharge (the “Release”) the Company or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys and fiduciaries, past, present and future (the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present, suspected or claimed against the Company and/or any of the Released Parties that Executive, Executive’s spouse, or any of Executive’s heirs, executors, administrators or assigns, ever had, now have, or hereafter may have against the Released Parties, by reason of any matter, cause, or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release (including, without limitation, any and all allegations, claims or violation relating to the foregoing under central, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, the Equal Pay Act of 1963, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et. seq., Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974, all Executive Order Programs, and any and all central, state and local laws, regulations and counterparts regarding civil or human rights law, employment discrimination and/or central, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Released Parties, as well as any and all such claims under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Executive understands and intends that this Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Release. Notwithstanding the

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foregoing, Executive acknowledges that Executive may hereafter discover Claims or facts in addition to or different than those which Executive now knows or believes to exist with respect to the subject matter of the released Claims above and which, if known or suspected at the time of entering into this Release, may have materially affected this General Release and my decision to enter into it.
2.Executive understands that any benefits, payments or benefits granted under Section 6 of the Employment Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which Executive was already entitled. Executive understands and agrees that Executive will not receive the payments and benefits specified in Section 6 of the Employment Agreement unless Executive executes this Release within the time period permitted hereafter or breach this Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
3.Executive further represents that Executive has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 1 above.
4.Executive agrees that Executive hereby waives all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Furthermore, Executive agrees that Executive will forfeit all amounts payable by the Company pursuant to Section 6 of the Employment Agreement if Executive challenges the validity of this Release. Executive also agrees that if Executive violates this Release by suing the Company or the other Released Parties, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive pursuant to Section 6 of the Employment Agreement on or after the termination of my employment.
5.In signing this Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. Executive further agrees that in the event that Executive should bring a Claim seeking damages against the Company, or in the event that Executive should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. Executive further agrees that Executive is not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in Paragraph 1 as of the execution of this Release.
6.Executive agrees that this Release and the Employment Agreement are confidential and agrees not to disclose any information regarding the terms of this Release or the Employment

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Agreement, except to my immediate family and any tax, legal or other counsel that Executive has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding the foregoing, any non-disclosure provision in this Release does not prohibit or restrict Executive (or his attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any regulatory authorities or other self-regulatory organization(s) or governmental entity in India or abroad.
7.Executive hereby acknowledges that Section 7, Section 8, and Section 9 of the Employment Agreement shall survive my execution of this General Release.
8.Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.
9.Executive has read this Release carefully, acknowledges that Executive understands all of the terms of this Release and is giving up important rights, has been advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily and has signed this Release knowingly and voluntarily with the advice of any counsel retained to advise Executive with respect to it.
10.Notwithstanding anything else herein to the contrary, Executive acknowledges that Executive is not waiving and is not being required to waive (i) any right under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination; (ii) rights to indemnification or liability insurance coverage Executive may have under the by-laws of the Company or applicable law; (iii) Executive’s rights under Section 6 of the Employment Agreement; (iv) Executive’s rights under the Turing Holding Corp. Stockholders Agreement, dated as of the Effective Date, by and among Executive and the other stockholders a party thereto; or (v) any right that cannot be waived under law.

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This Release is subject to Section 11 of the Employment Agreement. This Release is final and binding and may not be changed or modified except in a writing signed by all parties.

EXECUTIVE

Sudhir Tiwari

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